ELITE PHARMACEUTICAL'S CONTINUED LISTING PLAN ACCEPTED BY AMEX
Wednesday March 22, 4:01 pm ET

NORTHVALE, N.J.--(BUSINESS WIRE)--March 22, 2006--Elite Pharmaceuticals, Inc.'s ("Elite" or the "Company") (AMEX: ELI - NEWS) plan to regain compliance with the American Stock Exchange's ("AMEX") continued listing standard has been accepted. The Company has also been granted an extension until July 3, 2007 to regain compliance with these standards.

On January 4, 2006, the Company received notice from AMEX that, based on the Company's unaudited financial statements as of September 30, 2005, the Company was not in compliance with the continued listing standards of at least $4,000,000 of shareholders equity and income from continuing operations in at least two of its four most recent fiscal years (Amex Rule 1003(a)(ii)) and shareholders' equity of at least $6,000,000 and income from continuing operations or net income in at least one of its five most recent fiscal years (Amex Rule 1003(a)(iii)). The Company was afforded an opportunity to submit its plan to AMEX and did so on February 3, 2006.

On March 15, 2006, the Company completed a private placement of shares of Series B Preferred Stock at a price of $1,000 per share, each share initially convertible at $2.25 and warrants to purchase shares of Common Stock, which resulted in gross proceeds of $10,000,000. The Company informed AMEX of the closing as well as the positive effect such equity investment will have on the Company's shareholder equity, to be reflected in its annual report on Form 10-K for the fiscal year 2005 ending March 31, 2006. The Company updated its plan to reflect the increase in shareholder equity that resulted from the closing of the private placement.

Upon notice of the recent private placement and the acceptance of the revised plan, AMEX provided the Company with an extension until July 3, 2007 to regain compliance with the continued listing standards. AMEX will allow the Company to maintain its AMEX listing through the plan period, subject to periodic review of the Company's progress by the AMEX staff.

About Elite Pharmaceuticals

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development and manufacturing of oral controlled-release products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release capsules or tablets. Elite has one product currently being sold commercially and a pipeline of eight drug products under development in the therapeutic areas that include pain management, allergy, cardiovascular and infection. The addressable market for Elite's current pipeline of products exceeds $6 billion. Elite also has a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in the Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. The Company undertakes no obligation to update any forward-looking statements.

CONTACT:
Investor Relations:
The Investor Relations Group
Dian Griesel/Antima "Taz" Sadhukhan, 212-825-3210 or
For Elite Pharmaceuticals, Inc.
Dianne Will, 518-398-6222
dwill@willstar.net
www.elitepharma.com